As filed with the Securities and Exchange Commission on September 10, 2012

Registration No. 333-153356

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 16

TO

FORM S-11

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

(Exact name of registrant as specified in governing instruments)

2901 Butterfield Road
Oak Brook, Illinois 60523
(630) 218-8000

(Address, including zip code, and telephone number, including, area code of principal executive offices)

The Corporation Trust, Inc.
351 West Camden Street
Baltimore, Maryland  21201
(410) 539-2837

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Michael J. Choate, Esq.	Robert H. Baum
Shefsky & Froelich Ltd.	Executive Vice President and
111 East Wacker Drive	General Counsel
Suite 2800	The Inland Real Estate Group, Inc.
Chicago, Illinois 60601	2901 Butterfield Road
(312) 836-4066	Oak Brook, Illinois 60523
(630) 218-8000

Approximate Date of Commencement of Proposed Sale to the Public: This Post-Effective Amendment No. 16 to Form S-11 Registration Statement (Registration No. 333-153356) is being filed to deregister all of the 435,604,191 shares of common stock that remained unsold as of the termination of the offering.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

This Post-Effective Amendment No. 16 to Form S-11 Registration Statement (Registration No. 333-153356) shall become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

Termination of Initial Public Offering and Deregistration of Shares of Common Stock

Inland Diversified Real Estate Trust, Inc. (the “Registrant”) filed a Form S-11 Registration Statement (Registration No. 333-153356), which was declared effective by the Securities and Exchange Commission on August 24, 2009, pursuant to which the Registrant registered 550,000,000 shares of common stock for sale in its initial public offering (the “Offering”).  Of the 550,000,000 shares registered, 500,000,000 shares were offered to the public on a “best efforts” basis at $10.00 per share and 50,000,000 were offered at $9.50 per share pursuant to the distribution reinvestment plan adopted by the Registrant in connection with the Offering (the “DRP”), for an aggregate Offering amount of $5,475,000,000.

The Registrant terminated the Offering effective as of the close of business on August 23, 2012.  As of the close of business on August 23, 2012, the Registrant had sold a total of 110,505,937 shares in the “best efforts” public offering and a total of 3,889,872 shares pursuant to the DRP.  Thus, at the completion of the Offering, there remained unsold a total of 435,604,191 shares of common stock, which includes 389,494,063 shares that remained unsold in the “best efforts” public offering and 46,110,128 shares that remained unsold pursuant to the DRP.  By filing this post-effective amendment, the Registrant hereby deregisters all of the 435,604,191 shares of common stock that remained unsold in the Offering as of the close of business on August 23, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on the 10th day of September, 2012.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

By:	/s/ Barry L. Lazarus
Name:	Barry L. Lazarus
Its:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Robert D. Parks	Director and chairman of the board	September 10, 2012
Name:	Robert D. Parks

By:	/s/ Brenda G. Gujral	Director	September 10, 2012
Name:	Brenda G. Gujral

By:	/s/ Lee A. Daniels*	Independent Director	September 10, 2012
Name:	Lee A. Daniels

By:	/s/ Gerald W. Grupe*	Independent Director	September 10, 2012
Name:	Gerald W. Grupe

By:	/s/ Heidi N. Lawton*	Independent Director	September 10, 2012
Name:	Heidi N. Lawton

By:	/s/ Charles H. Wurtzebach*	Independent Director	September 10, 2012
Name:	Charles H. Wurtzebach

By:	/s/ Barry L. Lazarus	Director and President (principal executive officer) and chief operating officer	September 10, 2012
Name:	Barry L. Lazarus

By:	/s/ Steven T. Hippel	Chief Financial Officer, Chief Accounting Officer and Treasurer (principal financial officer)	September 10, 2012
Name:	Steven T. Hippel

By:	/s/ Roberta S. Matlin		September 10, 2012

*Signed on behalf of the named individuals by Roberta S. Matlin under power of attorney.

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